Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 10, 2017, relating to the consolidated financial statements as of and for the year ended December 31, 2016 of Auris Medical Holding AG and its subsidiaries (the “Company”), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Deloitte AG

/s/ Matthias Gschwend	/s/ Adrian Kaeppeli

Zurich, Switzerland

April 14, 2017